Exhibit 99.1

PRESS RELEASE

Juniper Pharmaceuticals Reports Third Quarter 2015 Financial Results

Product revenues and Service revenues up 22% and 35% year-over-year, respectively

Investor Day November 11, 2015, at 10:00 a.m. EST

BOSTON, MA — November 10, 2015 — Juniper Pharmaceuticals, Inc. (Nasdaq: JNP) (“Juniper” or the “Company”), a women’s health therapeutics company, today announced financial results for the three months ended September 30, 2015. Highlights include:

•	Total revenues of $11.5 million, driven by a 22% year-over-year increase in CRINONE® (progesterone gel) product sales to Merck KGaA, Darmstadt, Germany, and 35% growth in service revenues;

•	Merck KGaA was granted new marketing authorizations for CRINONE® in nine E.U. countries;

•	Patient enrollment continues in the Phase 2b clinical study of COL-1077 10% lidocaine gel for acute gynecologic procedure related pain, with data expected in mid-2016;

•	Investor Day webcast scheduled for November 11, 2015 at 10:00 a.m. EST, at which Juniper will unveil new development programs utilizing our novel, segmented intra-vaginal ring technology; and,

•	Cash increased to $17.4 million at September 30, 2015.

“Our core business continues to deliver in 2015, with strong year-over-year product and service revenue growth in the third quarter,” stated Frank Condella, Chief Executive Officer. “Continued execution in this area of our business is important, as it provides cashflow to support the advancement of proprietary therapeutic drug candidates. We look forward to updating investors on our women’s health product pipeline, including COL-1077 and new development programs utilizing our novel, segmented intra-vaginal ring technology, at our Investor Day tomorrow.”

Third Quarter Financial Results

Third quarter product revenues increased 22% to $7.2 million, compared with $5.9 million in the prior year period. The $1.3 million increase reflects continued in-market demand for CRINONE®, combined with entry into new markets, by Merck KGaA.

Third quarter service revenues increased 35% year-over-year to $3.2 million, primarily due to higher customer demand across the Company’s service offering. On a local currency basis, third quarter service revenues increased 46% year-over-year.

Royalty revenues were $1.0 million in the quarter, compared with $3.3 million in the prior year period. The decrease largely reflects a $2.2 million one-time benefit from the monetization of intellectual property in the third quarter of 2014.

As a result, total revenues were $11.5 million for the quarters ended September 30, 2015 and 2014. Excluding the aforementioned $2.2 million one-time benefit, third quarter 2015 revenues increased 23% year-over-year.

Gross profit was $5.0 million in the third quarter of 2015, as compared to $6.4 million in the prior year period. Gross profit as a percentage of total revenues was 44%, compared with 56% in the prior year quarter. Excluding the one-time $2.2 million benefit, the third quarter 2014 gross profit percentage would be 45%.

Total operating expenses were $4.2 million in the third quarter of 2015, compared to $2.9 million in the prior year period. The increase was largely driven by $1.6 million of research and development (“R&D”) costs during the quarter, which were primarily associated with the Phase 2b study of COL-1077 that was initiated in May 2015.

Operating income was $0.9 million in the third quarter of 2015, compared with $3.6 million in the year-ago period, which included the one-time $2.2 million benefit.

Net income was $1.0 million, or $0.09 per basic and diluted share, for the third quarter of 2015, compared with $3.7 million, or $0.35 per basic and diluted share, in the prior year quarter. Due to increased investment in R&D, adjusted EBITDA was $1.9 million in the third quarter of 2015, compared with $4.6 million in the third quarter of 2014, which included the aforementioned one-time $2.2 million benefit.

Cash and cash equivalents were $17.4 million as of September 30, 2015, versus $16.1 million at June 30, 2015 and $16.8 million at December 31, 2014.

The Company continues to expect low double-digit revenue growth for the full year 2015 as compared with 2014.

As previously announced, Juniper’s management will discuss financial results at the Company’s Investor Day, which is accessible as follows:

Date:	Wednesday, November 11, 2015
Time:	10:00 a.m. – 12:00 p.m. EST
Live webcast:	www.juniperpharma.com or click here

A replay of the Investor Day webcast will be available approximately two hours following completion of the event at the aforementioned URLs. The archived webcast will be available for 90 days.

In-person attendance at the Juniper Investor Day is by invitation only, and an RSVP is required.

About Juniper Pharmaceuticals

Juniper Pharmaceuticals, Inc. is focused on developing therapeutics that address unmet medical needs in women’s health. Juniper has a commercial product, CRINONE® 8% (progesterone gel), which is marketed by Allergan, Inc. in the U.S. and by Merck KGaA, Darmstadt, Germany, in over 90 countries worldwide. The Company is advancing a pipeline of proprietary drug candidates leveraging novel delivery technologies. Please visit www.juniperpharma.com for more information.

Juniper Pharmaceuticals™ and Juniper Pharma Services™ are trademarks of Juniper Pharmaceuticals, Inc., in the U.S. and EU.

CRINONE® is a registered trademark of Allergan, Inc. in the U.S. and of Merck KGaA, Darmstadt, Germany, outside the U.S.

Forward Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are usually indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “anticipates,” “potential,” “should,” or similar expressions, and which are generally not historical in nature. These include all statements relating to expected financial performance and future business or product developments. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These statements are based on management’s current expectations and Juniper Pharmaceuticals does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law. For a discussion of certain risks and uncertainties associated with Juniper Pharmaceuticals’ forward-looking statements, please review the Company’s reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K for the period ended December 31, 2014.

Contact

Amy Raskopf

Director, Corporate Communications

Juniper Pharmaceuticals

(917) 673-5775

ir@juniperpharma.com

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Juniper Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues
Product revenues	$7,197	$5,905	$18,707	$12,707
Product revenues from related party	—	—	—	167
Service revenues	3,218	2,378	8,392	6,966
Royalties	1,040	3,254	2,895	4,653
Royalties from related party	—	—	—	714

Total revenues	11,455	11,537	29,994	25,207
Cost of product revenues	4,069	3,383	10,702	7,762
Cost of service revenues	2,361	1,717	6,176	5,479

Total cost of revenues	6,430	5,100	16,878	13,241
Gross profit	5,025	6,437	13,116	11,966
Operating expenses
Sales and marketing	338	467	941	1,335
Research and development	1,598	236	5,114	312
General and administrative	2,220	2,148	7,356	6,762

Total operating expenses	4,156	2,851	13,411	8,409
Income (loss) from operations	869	3,586	(295)	3,557

Interest expense, net	(27)	(29)	(81)	(92)
Change in fair value of common stock warrant liability	—	1	—	380
Other income	114	76	322	109

Total non-operating income	87	48	241	397
Income before income taxes (loss)	956	3,634	(54)	3,954
Provision (benefit from) for income taxes	3	(110)	11	68

Net income (loss)	$953	$3,744	$(65)	$3,886

Basic net (loss) income per common share	$0.09	$0.35	$(0.01)	$0.34

Diluted net (loss) income per common share	$0.09	$0.35	$(0.01)	$0.31

Basic weighted average common shares outstanding	10,771	10,749	10,758	11,339

Diluted weighted average common shares outstanding	11,009	10,758	10,858	11,355

Juniper Pharmaceuticals, Inc.

Consolidated Balance Sheets

(in thousands, except per share data)

	September 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,447	$16,762
Accounts receivable, net	7,873	5,289
Inventories	3,106	3,201
Prepaid expenses and other current assets	2,312	1,134

Total current assets	30,738	26,386
Property and equipment, net	12,833	13,041
Intangible assets, net	1,761	2,182
Goodwill	10,255	10,503
Other assets	112	96

Total assets	$55,699	$52,208

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,383	$2,873
Accrued expenses	4,547	1,918
Deferred revenue	1,305	914
Notes payable	242	243

Total current liabilities	9,477	5,948
Deferred revenue, net of current portion	970	1,553
Notes payable, net of current portion	3,029	3,289

Total liabilities	13,476	10,790

Commitments and contingencies
Contingently redeemable series C preferred stock, 0.55 shares issued and outstanding (liquidation preference of $550)	550	550

Shareholders’ equity:
Preferred stock, $0.01 par value; 1,000 shares authorized Series B convertible preferred stock, 0.13 shares issued and outstanding (liquidation preference of $13)	—	—
Common stock $0.01 par value; 150,000 shares authorized; 12,202 issued and 10,789 outstanding at September 30, 2015 and 12,186 issued and 10,775 outstanding at December 31, 2014	122	122
Additional paid-in capital	289,116	287,660
Treasury stock, at cost (1,413 shares)	(8,601)	(8,579)
Accumulated deficit	(238,337)	(238,272)
Accumulated other comprehensive loss	(627)	(63)

Total shareholders’ equity	41,673	40,868

Total liabilities and shareholders’ equity	$55,699	$52,208

Juniper Pharmaceuticals, Inc.

Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA

(unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September,
	2015	2014	2015	2014
Net Income (loss)	$953	$3,744	$(65)	$3,886

Non-GAAP adjustments to net income:
Depreciation and amortization	472	515	1,502	1,464
Stock-based compensation expense	490	111	1,394	457
Change in fair value of common stock warrant liability	—	(1)	—	(380)
Income tax provision	3	(110)	11	68
Severance and relocation	—	274	—	274
Interest expense (income), net	27	29	81	92
Acquisition-related expenses	—	—	—	—

Total Non-GAAP adjustments to net income	992	818	2,988	1,975

Adjusted EBITDA	$1,945	4,562	2,923	5,861

Non-GAAP Financial Presentation

To supplement our consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Juniper uses non-GAAP measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. The non-GAAP financial measure included in this press release presents adjusted EBITDA, which is a financial measure calculated in this instance by excluding from net income: depreciation and amortization; stock-based compensation expense; the change in the fair value of common stock warrant liability; income taxes; and interest expense net. This exclusion may be different from, and therefore not comparable to, similar measures used by other companies.

Juniper’s management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and expenditures that may not be indicative of our core business operating results. Juniper believes that both management and investors may benefit from referring to this non-GAAP financial measure in assessing Juniper’s performance and when planning, forecasting and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to Juniper’s historical performance and our competitors’ operating results. Juniper believes that this non-GAAP measure may be useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.